SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PCTEL, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

471 BRIGHTON DRIVE
DELAWARE	BLOOMINGDALE, ILLINOIS 60108	77-0364943
(STATE OR OTHER JURISDICTION OF	(ADDRESS OF PRINCIPAL	(I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)	EXECUTIVE OFFICES)	IDENTIFICATION NUMBER)

1997 STOCK PLAN
MARTIN H. SINGER
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
PC-TEL, INC.
471 BRIGHTON DRIVE
BLOOMINGDALE, IL 60108
(630) 372-6800
(NAME, ADDRESS, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
AGENT FOR SERVICE)

Copies to:
DOUGLAS H. COLLOM, ESQ.
LANCE E. BRADY, ESQ.
WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION
650 PAGE MILL ROAD
PALO ALTO, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
TITLE OF	MAXIMUM	MAXIMUM	MAXIMUM
SECURITIES	AMOUNT	OFFERING	AGGREGATE	AMOUNT OF
TO BE	TO BE	PRICE PER	OFFERING	REGISTRATION
REGISTERED	REGISTERED	SHARE	PRICE	FEE
Common Stock ($0.001 par value) to be issued under the 1997 Stock Plan	1,700,000	$5.23(1)	$8,891,000.00	$633.93

(1)	The exercise price of $5.23 per share is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”), solely for the purpose of computing the amount of the registration fee and is equal to the average of the high and low sales price of a share of PCTEL, Inc. Common Stock as reported by the Nasdaq National Market on July 19, 2010.

With respect to the Shares hereby registered under the 1997 Stock Plan, the Registrant’s Registration Statement on Form S-8/S-3 as filed with the Commission on April 17, 2000 (File No. 333-34910), Registration Statement on Form S-8 as filed with the Commission on May 30, 2001 (File No. 333-61926), Registration Statement on Form S-8 as filed with the Commission on February 4, 2002 (File No. 333-82120), Registration Statement on Form S-8 as filed with the Commission on February 14, 2003 (File No. 333-103233), Registration Statement on Form S-8 as filed with the Commission on February 9, 2004 (File No. 333-112621), Registration Statement on Form S-8 as filed with the Commission on January 18, 2005 (File No. 333-122117), Registration Statement on Form S-8 as filed with the Commission on January 13, 2006 (File No. 333-131020) and Registration Statement on Form S-8 as filed with the Commission on July 3, 2006 (File No. 333-135586) collectively referred to as the “Prior Form S-8s”, are incorporated herein by reference. Unless otherwise specified, capitalized terms herein shall have the meanings ascribed to them in the Prior Form S-8s.
On June 15, 2010, the Registrant’s stockholders approved the amendment and restatement of the 1997 Stock Plan to, among other things increase the number of shares of common stock to be authorized for issuance under the 1997 Stock Plan. As amended and restated, the 1997 Stock Plan provides that the maximum aggregate number of shares with respect to which awards may be made under the 1997 Stock Plan after the effective date of the amendment and restatement is the sum of (a) 2,724,798 shares, plus (b) any shares returned (or that would have otherwise returned) to the 1997 Stock Plan on or after the date of approval of the amendment and restatement as a result of the 1997 Stock Plan’s lapsed share and share counting provisions, plus (iii) any shares returned (or that would have otherwise returned) to the 1998 Director Option Plan (the “Director Plan”) or to the 2001 Plan on or after the date of approval of the amendment and restatement of the 1997 Stock Plan as a result of termination of options or repurchase of shares issued under the Director Plan or the 2001 Plan.
At the time of the approval of the 1997 Stock Plan by the Registrant’s stockholders, there were 925,526 shares of the Registrant’s Common Stock that had been previously registered under the Prior Form S-8s and that were available for issuance under the 1997 Stock Plan. The Registrant is registering an additional 1,700,000 shares (the increase approved by the stockholders on June 15, 2010) of its Common Stock under this Registration Statement all of which are reserved for issuance under the Registrant’s 1997 Stock Plan. Under the Prior Form S-8s, the Registrant previously registered an aggregate of 10,887,663 shares of its Common Stock for issuance under the 1997 Stock Plan.
* * * * * *

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.72*	1997 Stock Plan, as amended and restated June 15, 2010

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich and Rosati, P.C. (contained in Exhibit 5.1)

24.1	Power of Attorney (See page (II-3))

*	Incorporated by reference from the exhibit with the same exhibit number filed pursuant to the Registrant’s Current Report on Form 8-K filed June 21, 2010.
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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Bloomingdale, State of Illinois, on this 19th day of July, 2010.

PCTEL, INC.
By:	/s/ Martin H. Singer
Martin H. Singer
Chairman of the Board and Chief Executive Officer

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POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin H. Singer and John Schoen and each one of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Martin H. Singer Martin H. Singer	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director	July 19, 2010

/s/ John W. Schoen John W. Schoen	Chief Financial Officer(Principal Financial and Accounting Officer)	July 19, 2010

/s/ Richard C. Alberding Richard C. Alberding	Director	July 19, 2010

/s/ Steven D. Levy Steven D. Levy	Director	July 19, 2010

/s/ Giacomo Marini Giacomo Marini	Director	July 19, 2010

/s/ Brian J. Jackman Brian J. Jackman	Director	July 19, 2010

/s/ Carl A. Thomsen Carl A. Thomsen	Director	July 19, 2010

/s/ John R. Sheehan John R. Sheehan	Director	July 19, 2010

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